Exhibit 99.2

CONSENT OF BRYAN SUMMERS

EQV Ventures Acquisition Corp. II (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

November 27, 2024

By:	/s/ Bryan Summers
Name:	Bryan Summers